PHOENIX ASSET TRUST
CIK# 0001018593
Annual 12/31/07



Because the electronic format for filing Form NSAR does not provide adequate space for responding to Items 72DD1, 72DD2, 73A1, 73A2, 74U1, 74U2, 74V1, and 74V2 correctly, the correct answers are as follows:

72DD1/72DD2- Series 1-
Class A $171, Class B $33, C $29 and Class I $1,268.

73A1/73A2- Series 1-
Class A $0.4360, Class B $0.3660, Class C $0.3270 and Class I $0.4720.

72EE- Series 1-
Class A $166, Class B $39, C $40 and Class I $1,064

73B- Series 1-
Class A $0.4550, Class B $0.4550, Class C $0.4550 and Class I $0.4550


72EE- Series 2-
Class A $3,099, Class B $269, C $1,076 and Class I $5,188.

73B- Series 2-
Class A $2.1314, Class B $2.1314, Class C $2.1314 and Class I $2.1314.

74U1/74U2- Series 2-
Class A 1,475, Class B 130, Class C 521 and Class I 2,416.

74V1/74V2- Series 2-
Class A $17.31, Class B $16.48, Class C $16.50 and Class I $17.60.